Torrent Energy Corporation
                             3400-666 Burrard Street
                           Vancouver, British Columbia
                                 Canada V6C 2X8

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January 10, 2005

VIA EDGAR AND FEDERAL EXPRESS

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

         Attn:    H. Roger Schwall, Assistant Director
                  Division of Corporation Finance

                  Mellissa Campbell Duru, Esq.
                  James Murphy

         Re:      Torrent Energy Corporation
                  Registration Statement on Form SB-2
                  File No. 333-119206
                  Registration Statement Amendment filed December 22, 2004

Ladies and Gentlemen:

         Please be advised that we shall file a prospectus supplement on Form 424 ("Form 424") pursuant to Rule 424(b)(3) with the Securities and Exchange Commission no later than the fifth business day after effectiveness of our registration statement on Form SB-2. The Form 424 will change the market price as listed on page 40 for November 16, 2004 from $1.18 to $1.08.

                                        Very truly yours,


                                        /s/ MARK GUSTAFSON
                                        ----------------------------------------
                                        Mark Gustafson
                                        President